UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 26, 2013

RADIANT LOGISTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35392	04-3625550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 114th Avenue, S.E., Third Floor, Bellevue, WA 98004

(Address of Principal Executive Offices) (Zip Code)

(425) 943-4599

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 26, 2013, Radiant Logistics, Inc. (the “Company”, “we” or “us”) hired Robert L. Hines, Jr., to serve as its Senior Vice-President, General Counsel and Secretary. Mr. Hines will start with us on May 6, 2013. Prior to joining us, Mr. Hines (age 53), from 2007 to 2013, served as Managing/Principal Attorney for T-Mobile USA, Inc., a telecommunications company, where he supported machine-to-machine (IoT) sales, Federal government sales, and multinational sales initiatives. Prior to this, he served in a variety of legal roles, including serving as the General Counsel and Secretary of Multiple Zones International, a publicly traded company. He earned a Bachelor of Arts degree from the University of North Carolina at Chapel Hill and a Juris Doctor and Masters of Business Administration from Vanderbilt University.

We have entered into an Employment Agreement with Mr. Hines (the “Employment Agreement”) setting forth the terms and conditions of his employment with us. Pursuant to the Employment Agreement, we will pay to Mr. Hines an annual base salary of $200,000, subject to annual evaluation and adjustment. We will also grant an option to purchase 250,000 shares of our common stock having an exercise price equal to the per share equivalent of the fair market value of our common stock on the date of grant, and subject to 20% annual vesting over the five year period following the grant date.

Pursuant to our management incentive compensation plan, Mr. Hines will be evaluated with a target bonus, based upon achievement of corporate and individual objectives, of 35% of base compensation. Ultimate awards of annual compensation adjustments and bonuses under the management incentive compensation plan are at the discretion of our audit and executive oversight committee.

In addition to customary employment benefits that are broadly provided to our employees, such as participation in our stock option plans and life insurance, hospitalization, major medical and other health benefits, Mr. Hines is entitled to six months of severance in the form of salary continuation payments in the event his employment is terminated as a result of death, disability, or by us other than for cause; or twelve months of severance if within nine months following a “Change of Control”, he voluntary terminates his employment for “Good Reason” or his employment is terminated by us other than for cause. For the purposes of the employment agreement, a “Change of Control” shall be deemed to occur if there occurs a sale, exchange, transfer or other disposition of substantially all of our assets to another entity, except to an entity controlled directly or indirectly by us, or a merger, consolidation or other reorganization in which we are not the surviving entity, or a plan of liquidation or dissolution of us other than pursuant to bankruptcy or insolvency laws. For the further purpose of the employment agreements, “Good Reason” shall be deemed to occur upon either (i) a breach of the employment agreement by us, or (ii) a reduction in salary without Mr. Hines’ consent, unless any such reduction is otherwise part of an overall reduction in executive compensation experienced on a pro rata basis by other similarly situated employees.

The description of the Employment Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 10.1, and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

No.	Description

10.1	Employment Agreement between the Company and Robert L. Hines, Jr.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Radiant Logistics, Inc.

Date: April 30, 2013	By:	/s/ Bohn H. Crain
Bohn H. Crain
Chief Executive Officer